Exhibit 10.2

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

Fiscal Year 2015 Non-Qualified Stock Option Grant Program

1.	Purpose

Family Dollar Stores, Inc. (together with its Affiliates, the “Company”) has adopted for the benefit of eligible individuals the Family Dollar Stores, Inc. 2006 Incentive Plan (the “Plan”), which is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. The terms and provisions of the Fiscal Year 2015 Non-Qualified Stock Option Grant Program (the “2015 Option Program Terms”) have been approved by the Leadership Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) to establish the terms and provision applicable to all awards of an option (the “Option”) and shall be applicable to all awards to purchase Common Stock of the Company granted beginning in October 2014 pursuant to the provisions of the Plan, subject to the adoption by the Committee of other terms and provisions for the award of Options.

The 2015 Option Program Terms are adopted pursuant to relevant provisions of the Plan and are to be interpreted and applied in accordance with the terms and provisions thereof, including without limitation Section 15.7 of the Plan, subject to the provisions set forth under “Change in Control” in Section 4 of these 2015 Option Program Terms. Specifically, the 2015 Option Program Terms provide for the grant of Options under Article 7 of the Plan and, with respect to Team Members in the position of Vice President or above, the grant of Qualified Performance-Based Awards under Article 14 of the Plan. Unless otherwise provided herein, capitalized terms used in these 2015 Option Program Terms will have the meaning given such terms in the Plan. If there is any conflict between these 2015 Option Program Terms and the Plan, the terms and provisions of the Plan shall control.

2.	Eligibility

The Committee or, if the Committee so delegates such authority, the Equity Award Committee of the Company, will determine annually which Team Members are eligible to receive Options under these 2015 Option Program Terms.

3.	Vesting Provisions

Each Option shall vest and become exercisable in three (3) annual installments commencing two years from the Grant Date if the Team Member remains employed with the Company through each of the vesting dates as follows:

Vesting Date	Maximum Percentage of Option Shares that Are Exercisable

2nd anniversary of Grant Date	Forty Percent (40%)
3rd anniversary of Grant Date	Seventy Percent (70%)
4th anniversary of Grant Date	One Hundred Percent (100%)

The right to purchase shares pursuant to the Option shall be cumulative so that when the right to purchase additional shares has vested pursuant to the schedule set forth above, such shares or any part thereof may be purchased thereafter until the expiration of the Option.

4.	Effect of Termination of Employment on Vesting.

Termination of employment with the Company will affect the vesting of the Option depending on the reason for termination as follows:

•	Death or Disability: The Option shall become fully (100%) vested as of the date of the Team Member’s death or Disability.

•	Qualifying Retirement: If a Team Member ceases to be an employee of the Company due to a “Qualifying Retirement” from employment, Options granted to and held by the Team Member at the date of such retirement shall continue to vest and be exercisable in accordance with the terms of the Plan and as set forth herein. “Qualifying Retirement” shall mean the Team Member’s voluntary termination of employment at age sixty or older after a period of at least ten (10) years of employment with the Company, or such earlier retirement date as may be approved by the Committee. If, at any time within five (5) years after such Qualifying Retirement and the receipt of the vesting and extended exercise benefits provided pursuant to this paragraph, the Team Member engages, directly or indirectly, in any of the following activities: (i) accepting employment with or serving as a consultant, advisor, officer, director, controlling shareholder or acting in any other capacity with an entity that is, at the time of such arrangement, in direct and substantial competition with or acting against the interest of the Company; (ii) employing or recruiting any person employed by the Company (or within six months of the termination of such employment) or being recruited by the Company for employment; (iii) disclosing or misusing any confidential information or material concerning the Company; or (iv) publicly disparaging the Company, its officers, directors, or employees; or, if any of these covenants shall be held invalid or unenforceable by a court, then all outstanding Options that would otherwise benefit from the vesting or exercise provisions set forth in this paragraph shall (a) be immediately forfeited and (b) any gain realized by the Team Member from exercising all or a portion of said Options shall be repaid to the Company within thirty days.

•	Change in Control. In the event that the Team Member’s employment is terminated following a Change in Control, the provisions of Section 15.7 of the Plan shall apply. The foregoing notwithstanding, in the event that a Change in Control occurs as a result of the transactions contemplated by the Agreement and Plan of Merger by and among Family Dollar Stores, Inc., Dollar Tree, Inc. and Dime Merger Sub, Inc., dated as of July 27, 2014 (the “Dollar Tree Merger”), Section 2.1(s)(iii) of the Plan or any corresponding clause of a definition of “Good Reason” in any employment, severance or similar agreement shall not apply prior to the 18-month anniversary of the closing of the Dollar Tree Merger.

•	Cause: The Option shall immediately terminate and be forfeited as of the date of termination of employment for Cause, even if it had previously vested to any extent pursuant to the foregoing paragraphs prior to termination of employment.

•	All Other Terminations: Any portion of the Option that was not already vested pursuant to paragraph 3 above as of the date of termination of employment shall terminate and be forfeited as of such date.

5.	Option Term.

Each Option granted by the Company shall expire on the earlier of either: (i) the close of business on the tenth anniversary of the Grant Date of such Option (the “Expiration Date”), as set forth in the applicable Option Award Agreement; or (ii) the following cancellation date depending on the reason for termination:

Reason for Termination	Cancellation Date

Qualifying Retirement	Expiration Date
Death or Disability	15 months from termination date
Cause	Termination date
All Other Terminations	90 days from termination date

For purposes of all Options, the employment termination date will be determined by the Company in its sole discretion based on the personnel records of the Company.

6.	Exercise Process.

The exercise of an Option shall be effective only upon compliance with such exercise procedures as may be established from time to time by the Company and only upon appropriate arrangement for the tender of payment to the Company on said date of the purchase price of the number of shares specified to be acquired. Prior to exercise of an Option, the Team Member shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company.

7.	Additional Rules

These 2015 Option Program Terms cannot be changed or modified by a verbal communication or course of dealing but only by a written communication signed by the Chairman, Vice Chairman, and/or the Chief Executive Officer (“CEO”) of the Company or any officer designated by one of them.

The Committee or the Chairman of the Company, as appropriate, will make all final decisions, rulings and interpretations under these 2015 Option Program Terms (subject to the Plan provisions which may require action by the Committee). By participating in the

Plan under these 2015 Option Program Terms, each Team Member agrees that such decisions, rulings and interpretations will be final and that each Team Member will be bound by them. Each Team Member further agrees that if and when any circumstances arise relating to these 2015 Option Program Terms which are not covered by this description of the Plan, the Team Member will be bound by the final decision, ruling or interpretation of the Chairman and/or the Committee.

8.	Qualified Performance-Based Awards

Notwithstanding anything in these 2015 Option Program Terms to the contrary, awards of Options to any Team Member who is a Vice President or above at the time of the award are intended to satisfy the Section 162(m) Exemption applicable to Qualified Performance-Based Awards under Article 14 of the Plan. All determinations under these 2015 Option Program Terms will be made by the Committee which, pursuant to Section 4.1 of the Plan, will consist of all the members of the Committee who are “outside directors” within the meaning of Section 162(m) of the Code.

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

Non-Qualified Stock Option Award Certificate

Family Dollar Stores, Inc., a Delaware corporation (the “Company”), sponsors the Family Dollar Stores, Inc. 2006 Incentive Plan (the “Plan”). Pursuant to the Plan, the Company may make awards of the right to acquire Common Stock of the Company (the “Option”) from time to time to eligible individuals with such terms and conditions as the Company may establish from time to time.

This Stock Option Award Certificate documents an award of Non-Qualified Options made to you under the Plan, which is incorporated herein by reference. A Prospectus describing the Plan and including the Fiscal Year 2015 Non-Qualified Stock Option Grant Program terms (“the 2015 Option Program Terms”) is available to view on the Smith Barney Corporate Benefit Access website. If there is any conflict between the terms and provisions of the Plan or the 2015 Option Program Terms and this Certificate, the terms and provisions of the Plan and/or the 2015 Option Program Terms will control. When used herein, the terms which are defined in the Plan and/or the 2015 Option Program Terms shall have the meanings given to them in such document.

This Option Grant is subject to all of the terms and conditions of the Plan and the provisions of the 2015 Option Program Terms. You acknowledge having read the Prospectus and agree to be bound by all of the terms and conditions of the Plan and the 2015 Option Program Terms.

Tax Payments: Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”) arising in connection with the exercise of any Option, you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, you authorize the Company to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company or from proceeds of the sale of the Shares. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this paragraph.

Acknowledgements: You acknowledge and agree that the provisions of Section 4 of the 2015 Option Program Terms regarding “Qualified Retirement” and providing for the forfeiture of certain Options and the repayment of gain realized from such Options are both fair and reasonable with respect to both you and the Company, are not in the nature of a penalty and are material and important terms of the 2015 Option Program Terms and this Option grant. You further acknowledge and agree to be bound by the provisions of Section 7 of the 2015 Option Program Terms and the arbitration provisions set forth in Section 18.20 of the Plan